Exhibit 99.1

PRESS RELEASE December 20, 2011	Investor Relations Contact: Marcy Nanus The Trout Group, LLC 646-378-2927 ir@arrowres.com

Arrowhead Reports Fiscal 2011 Fourth Quarter and Year-End Financial Results

PASADENA, Calif. — December 20, 2011 — Arrowhead Research Corporation (NASDAQ: ARWRD), a nanomedicine company with development programs in oncology and obesity, today announced financial results for its fiscal 2011 fourth quarter and year ended September 30, 2011.

“2011 was a transformational year for Arrowhead,” said Dr. Christopher Anzalone, President and Chief Executive Officer. “We have assembled the largest, and we believe most advanced, suite of nucleic acid delivery technologies and broadest freedom to operate in therapeutic RNAi. We are well under way integrating our subsidiaries and programs into one cohesive operating company with multiple products and technologies. With the addition of some key hires, we have an experienced and knowledgeable team in place to drive our programs into and through the clinic, which is central focus of our company.”

Fiscal 2011 Fourth Quarter and Recent Company Highlights

•	Pipeline Highlight

•	Acquired Roche’s RNAi assets, select licenses and state-of-the-art research facility;

•	Published white paper on the effectiveness and safety of Dynamic Polyconjugates™, one of the technologies acquired from Roche;

•	Began dosing patients with modified dosing schedule in CALAA-01 phase 1b clinical trial;

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Reported results using Adipotide™ that demonstrated substantial weight loss and reduction in body mass index and abdominal circumference in obese rhesus monkeys in the prominent peer-reviewed journal, Science Translational Medicine;

•	First patients dosed in randomized phase 2 clinical study of partnered candidate CRLX101 (formerly IT-101) in non-small cell lung cancer by licensee Cerulean Pharma.

•	Financial Highlights

•	Secured $10 million financing;

•	Established an equity line of credit with Lincoln Park Capital to provide financing of up to $15 million that may be drawn down over three years, as needed;

•	Implemented a 1-for-10 reverse stock split to decrease the number of common shares outstanding and regain compliance with Nasdaq continued listing standards.

•	Company Appointments

•	Bruce Given, M.D., as Chief Operating Officer;

•	Brendan P. Rae, Ph.D., J.D., as Chief Business Officer;

•	David Lewis, Ph.D., as Vice President of Biology;

•	David Rozema, Ph.D., as Vice President of Chemistry;

•	John Rossi, Ph.D., to scientific advisory board;

•	Timothy J. Triche, M.D., Ph.D., to scientific advisory board.

Selected Fiscal 2011 Fourth Quarter Financial Results

Total operating expenses for the quarter ended September 30, 2011 were $2.9 million, compared to $1.8 million from during the quarter ended September 30, 2010.

Net loss attributable to Arrowhead for the quarter ended September 30, 2011 was $2.8 million, or $0.39 per share based on 7,183,369 weighted average shares outstanding. This compares with a net loss attributable to Arrowhead of $2.0 million, or $0.28 per share based on 7,112,601 weighted average shares outstanding, for the quarter ended September 30, 2010.

Selected Fiscal 2011 Full Year Financial Results

For the fiscal year ended September 30, 2011, Arrowhead reported revenues of $296,000, no revenue was recorded in the previous fiscal year. Net loss attributable to Arrowhead for the 2011 fiscal year was $3.1 million, or $0.44 per share based on 7,181,121 weighted average shares outstanding, compared with a net loss attributable to Arrowhead of $5.8 million, or $0.90 per share based on 6,434,245 weighted average shares outstanding in fiscal 2010.

The Company’s net cash used in operations for fiscal 2011 was $7.7 million, compared with $4.9 million in fiscal 2010. Cash provided by financing activities was $6.2 million, primarily due to the issuance of Arrowhead common stock, as well as cash invested directly into its subsidiary, Ablaris Therapeutics, Inc. As of September 30, 2011, Arrowhead had cash and cash equivalents of $7.5 million and stockholders’ equity of $12.6 million.

Conference Call

Management will host a conference call today, Tuesday, December 20, 2011 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To participate in the conference call, please dial 877-317-6789 (toll free from the US and Canada), or 412-317-6789 (for international callers). Investors may also access a live audio webcast of this conference call on the Company’s website atwww.arrowheadresearch.com.

A replay of the webcast will be available approximately two hours after the conclusion of the call. The webcast archive will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be made available until Tuesday, December 27, 2011. The audio replay can be accessed by dialing 877-344-7529 (toll free from the US and Canada), or 412-317-0088 (for international callers) and entering Event ID 10007838.

About Arrowhead Research Corporation

Arrowhead Research Corporation is a clinical stage nanomedicine company developing innovative therapies at the interface of biology and nanoengineering. Arrowhead’s world-class capabilities and intellectual property covering nucleic acid delivery, siRNA chemistry, and tissue targeting allow it to design and develop therapeutic agents for a wide range of diseases. The company’s lead products include CALAA-01, an oncology drug candidate based on the gene silencing RNA interference (RNAi) mechanism, and Adipotide™, an anti-obesity peptide that targets and kills the blood vessels that feed white adipose tissue. Arrowhead is leveraging its proprietary Dynamic Polyconjugate™ (DPC), Liposomal Nanoparticle (LNP), and RONDEL™ delivery platforms to support its own pipeline of preclinical and clinical candidates and to secure external partnerships and collaborations with biotech and pharmaceutical companies. For more information, please visit www.arrowheadresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights. Arrowhead Research Corporation’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

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